Second Amended and Restated
Schedule A
to the
Distribution Agreement
by and between
Aspiriant Trust
(f/k/a Aspiriant Global Equity Trust)
and
UMB Distribution Services, LLC

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Aspiriant Risk-Managed Global Equity Fund
Aspiriant Income Opportunities Fund
Aspiriant Defensive Allocation Fund

In witness whereof, the undersigned have executed this Second Amended and Restated Schedule A to the Distribution Agreement between Aspiriant Trust (f/k/a Aspiriant Global Equity Trust) and UMB Distribution Services, LLC, effective as of the 1st day of December, 2015.

UMB DISTRIBUTION SERVICES, LLC		ASPIRIANT TRUST

By:	/s/ Constance Dye Shannon	By:	/s/ Benjamin D. Schmidt

Title:	Secretary	Title:	Secretary & Assistant Treasurer